EXHIBIT 5.1

                             BOYER, EWING & HARRIS
                                  INCORPORATED
                              Nine Greenway Plaza
                                   Suite 3100
                              Houston, Texas 77046
                                 (713) 871-2025
                            Telefax:  (713) 871-2024

                                October 16, 1995

Medical Innovations, Inc.
One Riverway, Suite 2300
Houston, Texas  77056

Attn:  Mr. Mark H. Fisher

Gentlemen:

         We have acted as counsel for Medical Innovations, Inc., a Delaware corporation (the "Corporation"), in connection with the registration with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the resale of up to 4,244,392 shares of the Corporation's common stock, $.0075 par value (the "Common Stock"), on behalf of various selling stockholders of the Corporation, including 414,000 shares of the Common Stock to be issued upon exercise of currently exercisable warrants (the "Warrants").

         We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinions hereinafter set forth, including:

         (i) the Certificate of Incorporation of the Corporation, as filed with the Secretary of State of Delaware and as amended to date;

         (ii) the Bylaws and stock ledgers and transfer books of the Corporation and the records of the official proceedings of stockholders and directors of the Corporation through the date of this opinion;

         (iii) the Registration Statement of the Corporation on Form S-3, including the related preliminary prospectus and other attachments, to be filed with the Commission on October 17, 1995 (the "Registration Statement"); and

         (iv) such other documents as we have deemed necessary for the expression of the opinions contained herein, including, but not limited to, all of the Exhibits to the Registration Statement.

         We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion (limited, in all respects, to the laws of the United States and the State of Delaware) that:

         (i) the Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

         (ii) upon payment of the cash consideration required to be paid for the Common Stock to be issued upon exercise of the Warrants, as set forth in, and in accordance with, the Registration Statement and the Warrants, such Common Stock will be validly issued, fully paid and nonassessable, and

         (iii) all of the other Common Stock is validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement.

                                          Yours very truly,

                                          BOYER, EWING & HARRIS INCORPORATED
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